Utz Brands Provides IRI Retail Sales Update

Retail Sales Trends Strengthened in October and November

Hanover, PA – December 7, 2021 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded salty snacks, today reported IRI MULO-C retail sales for the 4-week and 12-week periods ended October 31 and November 28, 2021. The Company is providing this interim update of Utz’s retail sales trends to correct inaccurately low previously reported syndicated data for these periods due to missing new items.

For the 4-week period ended October 31, 2021, the Company’s retail sales as measured by IRI MULO-C increased 8.7% versus the same period last year and increased 9.7% on a two-year CAGR basis versus the same period in 2019. For the 12-week period ended October 31, 2021, the Company’s retail sales as measured by IRI MULO-C increased 7.7% versus the same period last year and increased 10.2% on a two-year CAGR basis versus the same period in 2019.

For the 4-week period ended November 28, 2021, the Company’s retail sales as measured by IRI MULO-C increased 10.9% versus the same period last year and increased 10.8% on a two-year CAGR basis versus the same period in 2019. For the 12-week period ended November 28, 2021, the Company’s retail sales as measured by IRI MULO-C increased 9.7% versus the same period last year and increased 10.6% on a two-year CAGR basis versus the same period in 2019.
About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands including Utz®, ON THE BORDER® Chips & Dips, Golden Flake®, Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and TORTIYAHS!®, among others. After nearly a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally through grocery, mass merchant, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz operates 17 facilities located in Alabama, Arizona, Illinois, Indiana, Louisiana, Massachusetts, Michigan, Nevada, North Carolina, Pennsylvania, and Washington. For more information, please visit www.utzsnacks.com or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its investor relations website (investors.utzsnacks.com), SEC filings, press releases, public conference calls and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products, and other issues. It is possible that the information that Utz posts on social media could be deemed to be material information.

Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s investor relations website.

Investor Contact
Kevin Powers
Utz Brands, Inc.
kpowers@utzsnacks.com

Media Contact
Kevin Brick
Utz Brands, Inc.
kbrick@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal” or other similar words, phrases, or expressions. These forward-looking statements include the expected effects from the COVID-19 pandemic, future plans for Utz Brands, Inc., and its direct and indirect subsidiaries (“UBI”), the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for UBI, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and UBI’s business and actual results may differ materially. Factors that may cause such differences include, but are not limited to: the risk that the recently completed business combinations and acquisitions recently completed by the Company (collectively, the “Business Combinations”) disrupt plans and operations; the ability to recognize the anticipated benefits of such Business Combinations, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against UBI following the consummation of such Business Combinations; the ability of UBI to close planned acquisitions; changes in applicable law or regulations; costs related to the Business Combinations and other planned acquisitions; the inability of the Company to maintain the listing of the Company’s Class A Common Stock on the New York Stock Exchange; the inability of the Company to develop and maintain effective internal controls; the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively; costs associated with building brand loyalty and interest in the Company’s products, which may be affected by the Company’s competitors’ actions that result in the Company’s products not suitably differentiated from the products of competitors; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business or competitive factors; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K/A filed with SEC for the fiscal year ended January 3, 2021 and other reports filed by the Company with the Commission. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law.